UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                  FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                     Commission File Number    2-94249
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            HALL INSTITUTIONAL MORTGAGE FUND LIMITED PARTNERSHIP
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          (Exact name of registrant as specified in its charter)


       4455 EAST CAMELBACK ROAD, SUITE A-200, PHOENIX, ARIZONA 85018
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   UNITS OF LIMITED PARTNERSHIP INTEREST
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          (Title of each class of securities covered by this Form)


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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)     [  X  ]    Rule 12h-3(b)(1)(i)   [  X  ]
      Rule 12g-4(a)(1)(ii)    [     ]    Rule 12h-3(b)(1)(ii)  [     ]
      Rule 12g-4(a)(2)(i)     [     ]    Rule 12h-3(b)(2)(i)   [     ]
      Rule 12g-4(a)(2)(ii)    [     ]    Rule 12h-3(b)(2)(ii)  [     ]
                                         Rule 15d-6            [     ]

  Approximate number of holders of record as of the certification or notice
date:       0
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     Pursuant to the requirements of the Securities Exchange Act of 1934
Hall Institutional Mortgage Fund Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.


                         HALL INSTITUTIONAL MORTGAGE FUND LIMITED
                         PARTNERSHIP,
                         an Arizona limited partnership

                            By:   HALL PENSION FUND ASSOCIATES, LTD.,
                               its General Partner

                               By:   HALL 1985 MANAGEMENT ASSOCIATES,
                                  LIMITED PARTNERSHIP, its General Partner

                                  By:   HALL APARTMENT ASSOCIATES, INC.,
                                     its General Partner

                                     By:/s/ Larry Levey
                                        ------------------------------
                                        Larry Levey
                                        Vice President


INSTRUCTION: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.